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EXHIBIT 10.1

Description of Director and Executive Compensation Arrangements

A.
Non-Employee Director Compensation.

  The Board of Directors of The Macerich Company approved the following compensation for the non-employee members of the Board of Directors on January 26, 2006.

  Annual Retainer for Service on the Board—$40,000, payable in quarterly installments plus 1,000 shares of restricted stock are automatically granted in March of each year, vesting over three years.

  Board Meeting Fees—$1,000 for each meeting attended and $500 for each telephonic meeting attended.

  Committee Meetings—$1,000 for each meeting attended and $500 for each telephonic meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors.

  Annual Retainer for Chairman of the Audit Committee—$20,000.

  Annual Retainer for Chairman of the Compensation Committee—$10,000.

  Annual Retainer for Chairman of the Nominating and Corporate Governance Committee—Twice the amount of any meeting fees paid to the committee members.

  Initial Restricted Grant—Upon joining the Board of Directors, 500 shares of restricted stock are granted, vesting over three years.

  Expenses—The reasonable expenses incurred by each director (including employee directors) in connection with the performance of the director's duties are also reimbursed by the Company.

  Each grant of restricted stock is made pursuant to the Company's 2003 Equity Incentive Plan. In addition, the Director Phantom Stock Plan offers non-employee directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of common stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to a non-employee director. Deferred amounts are credited as stock units at the beginning of the applicable deferral period based on the present value of such deferred compensation divided by the average fair market value of common stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of common stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. The vesting of the stock units is accelerated in case of the death or disability of a director or, after a change in control event, the termination of his or her services as a director.

B.
Named Executive Officers.

  The base salaries for the Company's executive officers who are named executive officers in the Company's Proxy Statement effective as of March 2, 2008 are as follows:

Arthur M. Coppola, President and Chief Executive Officer	$950,000
Edward C. Coppola, Senior Executive Vice President and Chief Investment Officer	$675,000
Tony Grossi, Executive Vice President, Chief Operating Officer and Chief Economist	$600,000
Thomas E. O'Hern, Executive Vice President, Chief Financial Officer and Treasurer	$550,000
Richard A. Bayer, Executive Vice President, Chief Legal Officer and Secretary	$500,000

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  EXHIBIT 10.1
Description of Director and Executive Compensation Arrangements